UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 22, 2007 (October 17, 2007)

Date of Report (Date of earliest event reported)

QC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Not applicable

(Former name and former fiscal year, if changed since last report.)

Not applicable

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2006, QC Holdings, Inc. (the “Company”) entered into a Credit Agreement with U.S. Bank National Association, as Agent and Arranger for Bank Midwest, N.A., Enterprise Bank & Trust, Bank of Oklahoma, N.A. and National City Bank (collectively, the “Banks”), which provides for a revolving line of credit (including provisions permitting the issuance of letters of credit) in the aggregate principal amount of up to $45,000,000.

On October 17, 2007 the Company, Agent and Banks executed a Second Amendment Agreement, dated as of September 28, 2007, which amended the financial covenants that affect the Company’s ability to repurchase shares of its common stock and pay dividends on its stock. The banks also waived any default under the credit agreement (prior to the amendment) as a result of the Company’s repurchase of approximately $4.6 million of its common stock in August 2007.

The credit agreement, as amended, contains financial covenants related to EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), total indebtedness, fixed charges and minimum consolidated net worth. The obligations of the Company under the credit agreement are guaranteed by all the operating subsidiaries of the Company, and are secured by liens on substantially all of the personal property of the Company and its operating subsidiaries. The Banks may accelerate the obligations of the Company under the credit agreement if there is a change in control of the Company, including an acquisition of 25% or more of the equity securities of the Company by any person or group. The credit facility matures on January 19, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this report:

10.1	Second Amendment Agreement dated as of September 28, 2007, among QC Holdings, Inc., U.S. Bank National Association and the Banks that are parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QC Holdings, Inc.

Date: October 22, 2007	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer